UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Synergetics USA, Inc.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368

November 14, 2012

Dear Stockholder:

You are cordially invited to attend our Company’s 2012 Annual Meeting of Stockholders, which will be held on December 13, 2012, at 6:00 p.m., Central Time, at The Doubletree Hotel and Conference Center located at 16625 Swingley Ridge Road, Chesterfield, Missouri 63017. The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

Your vote is important to us and your shares should be represented at the meeting whether or not you are personally able to attend. Accordingly, I encourage you to mark, sign, date and return the accompanying proxy promptly.

On behalf of the Board of Directors, thank you for your continued support of Synergetics USA, Inc.

Sincerely,

David M. Hable
President and Chief Executive Officer

SYNERGETICS USA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on December 13, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of Synergetics USA, Inc., a Delaware corporation (the “Company”), will be held on December 13, 2012, at 6:00 p.m., Central Time, at The Doubletree Hotel and Conference Center located at 16625 Swingley Ridge Road, Chesterfield, Missouri 63017 for the following purposes, which are described more fully in the accompanying Proxy Statement:

1.
To elect three directors nominated by the Company’s Nominating and Governance Committee, two to serve three-year terms and one to serve a two-year term following approval by the stockholders at the Annual Meeting;

2.
To approve Amendment No. 2 to the Amended and Restated Synergetics USA, Inc. 2005 Non-Employee Directors’ Stock Option Plan (the “2005 Directors’ Plan”) to increase the number of shares authorized for issuance under the plan from 400,000 to 700,000;

3.	To hold a non-binding advisory vote on executive compensation;

4.	To hold a non-binding advisory vote on the frequency of executive compensation advisory votes;

5.	To ratify the appointment of UHY LLP (“UHY”) as the Company’s independent registered public accounting firm for fiscal 2013; and

6.	To transact such other business as may properly come before the meeting and/or any adjournment thereof.

All holders of common stock of record at the close of business on November 6, 2012 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

The Board of Directors of the Company has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the nominees listed in the attached Proxy Statement to be members of the Board of Directors of the Company; FOR the approval of Amendment No. 2 to the 2005 Director’s Plan; FOR the Company’s executive compensation program as described in the Compensation Discussion and Analysis, the compensation tables and otherwise in the attached Proxy Statement; FOR every three years as the frequency for the Company’s executive compensation advisory vote; and FOR ratification of UHY’s appointment and on other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

If you submit a proxy, you may revoke such proxy at any time prior to its exercise by notifying the Secretary of the Company in writing at 3845 Corporate Centre Drive, O’Fallon, Missouri 63368 prior to the Annual Meeting, and, if you attend the Annual Meeting, you may revoke your proxy if previously submitted and vote in person by notifying the Secretary of the Company at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and submit your proxy as soon as possible. You may submit your proxy for the Annual Meeting by completing, signing, dating and returning your proxy in the pre-addressed envelope provided.

By Order of the Board of Directors,

PAMELA G. BOONE,
Secretary

O’Fallon, Missouri
November 14, 2012

SYNERGETICS USA, INC.

 PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders
Meeting To Be Held on December 13, 2012

The proxy statement and annual report to stockholders for the fiscal year ended July 31, 2012 are available at http://www.amstock.com/Proxy Services/ViewMaterial.asp?CoNumber=06536.

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Synergetics USA, Inc., a Delaware corporation (the “Company”), 3845 Corporate Centre Drive, O’Fallon, Missouri 63368, for use at the 2012 Annual Meeting of Stockholders to be held on December 13, 2012, at 6:00 p.m. Central Time at The Doubletree Hotel and Conference Center located at 16625 Swingley Ridge Road, Chesterfield, Missouri 63017. The Board of Directors of the Company urges you to promptly execute and return your proxy in the enclosed envelope, even if you plan to attend the Annual Meeting. This is designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. This Proxy Statement and the enclosed proxy card are being mailed to the stockholders of the Company on or about November 14, 2012.

Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying the Secretary of the Company, in writing, prior to the Annual Meeting. Any stockholder attending the Annual Meeting may revoke his or her proxy and vote personally by notifying the Secretary of the Company at the Annual Meeting. For additional information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please write to the Company’s Secretary at Synergetics USA, Inc., 3845 Corporate Centre Drive, O’Fallon, Missouri 63368 or call (636) 939-5100. Only stockholders of record at the close of business on November 6, 2012 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. At the close of business on the Record Date, the Company had 25,756,827 outstanding shares of common stock, $0.001 par value per share (the “Common Stock”). Each share of Common Stock entitles the holder thereof to one vote for each share of Common Stock held of record on the Record Date on each matter that may properly come before the Annual Meeting. If you are a beneficial holder and do not provide specific voting instructions to your broker, under a recent rule change, the organization that holds your shares will not be authorized to vote on the election of directors. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

If the accompanying proxy card is signed and returned, the shares represented thereby will be voted in accordance with the directions on the proxy card. Unless a stockholder specifies otherwise therein, the proxy will be voted in accordance with the recommendations of the Board of Directors on all proposals. The presence in person or by proxy of a majority of the voting power represented by outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

If a quorum is present, the affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the Annual Meeting is required to elect directors and pass each other proposal to be voted upon at the Annual Meeting.   Shares represented by proxies which are marked or voted (i) “withheld” for the election of the Board’s director nominee or nominees, (ii) ‘‘abstain’’ with respect to the remaining proposals to be voted upon at the Annual Meeting, or (iii) to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against the remaining proposals.  Shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients are considered “broker non-votes.” Broker non-votes are considered present or represented for purposes of determining a quorum but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors or the remaining proposals. As such, for your vote to be counted, you must submit your voting instruction form to your broker.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that the Board shall consist of not less than five nor more than 11 members, the exact number of which shall be determined by the Board. The number of directors on the Company’s Board of Directors is currently set at seven directors, divided into three classes—Class A, Class B and Class C—with each class serving three-year staggered terms.

Robert H. Dick, Juanita H. Hinshaw and Patricia S. Williams serve as the Class A directors, with terms expiring at the 2012 Annual Meeting.  Lawrence C. Cardinale, Guy R. Guarch and D. Graeme Thomas serve as the Class B directors, with terms expiring at the 2013 Annual Meeting.  David M. Hable serves as the only Class C director, with a term expiring at the 2014 Annual Meeting.  Six of these seven directors, including Mr. Cardinale, Mr. Dick, Mr. Guarch, Ms. Hinshaw, Mr. Thomas and Ms. Williams, satisfy the definition of an independent director set forth in the listing standards of the Nasdaq Stock Market Inc. (“Nasdaq”) and the Company’s Corporate Governance Guidelines (each, an “Independent Director” and collectively the “Independent Directors”).

Mr. Hable serves as the Company’s only management director.  Prior to the 2011 Annual Meeting, two additional members of management served as Class C directors.  However, in order to increase the independence of the Company’s Board of Directors and reduce the size of the Board of Directors to seven members from nine members, only Mr. Hable was nominated by the Nominating and Governance Committee for re-election at the 2011 Annual Meeting.

The Company’s Amended and Restated Certificate of Incorporation provides that an increase or decrease in the number of directors shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.  Given that Class C consists of only one director, the Nominating and Corporate Governance Committee has recommended to the Board that one Class A director be moved to Class C in an effort to balance the number of directors in each class in light of the Company’s Amended and Restated Certificate of Incorporation.  As such, the Nominating and Corporate Governance Committee has nominated Juanita H. Hinshaw and Patricia S. Williams for re-election as Class A directors, with terms expiring at the 2015 Annual Meeting, and Robert H. Dick for re-election as a class C director, with a term expiring at the 2014 Annual Meeting along with the term of Mr. Hable.

The Board of Directors of the Company recommends a vote FOR Mr. Dick, Ms. Hinshaw and Ms. Williams.  If re-elected, Ms. Hinshaw and Ms. Williams will serve until the annual election of directors in the year 2015 or until their successors are duly elected and qualified, or their earlier death, resignation or removal. If Mr. Dick is re-elected, he will serve until the annual election of directors in the year 2014 or until his successor is duly elected and qualified, or his earlier death, resignation or removal.  If any of these nominees is unavailable for election, an event which the Board of Directors of the Company does not presently anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby FOR the election of such other nominee or nominees as may be nominated by the Board of Directors. For information regarding revocation of a proxy, see “General Information” on Page 1.

Based on the recommendation of the Nominating and Corporate Governance Committee, the nominees have been approved unanimously by the Board of Directors of the Company for re-election. Below is biographical and other information about the nominees for election as director and each current director whose term continues after the Annual Meeting. Following the nominee’s or director’s biographical information is information concerning the particular experience, qualifications, attributes and/or skills that led the Nominating and Governance Committee and the Board to determine that the nominee should serve as a director, or each director should continue to serve as a director, as the case may be.

Nominees for Director to be Re-Elected at the 2012 Annual Meeting for Terms Expiring in 2014 or 2015

Name	Age	Biography	Expiration of Term (if Re-Elected)
Robert H. Dick	69
Robert H. Dick has been a director of the Company since 2005, when Synergetics, Inc. merged with Valley Forge Scientific Corp. (“Valley Forge”) (now known as Synergetics USA, Inc. or the “Company”) and currently serves as the Chairman of the Board of Directors. He has served as Chairman of the Board of Directors since July 31, 2008. From July 31, 2008 until January 28, 2009, Mr. Dick, along with the Company’s other Independent Directors at that time, served as the Company’s principal executive officer, generally on a weekly rotating basis. Prior to the merger, Mr. Dick had been a director of Valley Forge since 1997. Mr. Dick has served as President of R.H. Dick & Company since January 1998, a consulting firm based in Aiken, South Carolina. From 1996 to 1998, he was a partner with Boles, Knop & Company, Inc., an investment banking firm in Middleburg, Virginia. From 1994 to 1996, Mr. Dick served as interim President, Chief Executive Officer and Chief Financial Officer of two of Boles’ clients. From 1982 until 1994, he served in various executive roles with Codman & Shurtleff, Inc. (“Codman”), a subsidiary of Johnson & Johnson and a manufacturer of surgical instruments, implants, equipment and other surgical products. From 1978 to 1982, Mr. Dick was President and Chief Executive Officer of Applied Fiberoptics, Inc., a company that designed, manufactured and marketed fiberoptic products for medical and defense applications and surgical microscopes for surgery. From 1969 to 1978, Mr. Dick held various sales, marketing and general management positions with the USCI division of C.R. Bard, Inc. Mr. Dick also serves as a member of the board, chairman of the audit committee and member of the executive and governance committees for Span-America Medical Systems, Inc., which designs and manufactures wound management products and which has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
			2014

Mr. Dick’s extensive experience in the medical manufacturing industry enables him to bring valuable insight regarding the industry to the Board. He also brings financial expertise to the Board. Mr. Dick’s knowledge of financial markets, financing and funding operations and accounting and financial reporting processes helps the Company’s directors in understanding, advising and overseeing the Company’s capital structure, financing and investing activities, financial reporting and internal control of such activities.

Juanita H. Hinshaw	67
Juanita H. Hinshaw has served as a director of the Company since 2005 when Synergetics, Inc. merged with Valley Forge. From July 31, 2008 until January 28, 2009, Ms. Hinshaw, along with the Company’s other Independent Directors at that time, served as the Company’s principal executive officer, generally on a weekly rotating basis. Ms. Hinshaw has been President and Chief Executive Officer of H&H Advisors (a financial advisory company) since 2005. In addition, Ms. Hinshaw served as Senior Vice President and Chief Financial Officer of Graybar Electric Company from May 2000 to May 2005. Graybar Electric Company specializes in supply chain management services and distributes high-quality components, equipment and materials for the electrical and telecommunications industries. Ms. Hinshaw has served as a director, chairman of the finance committee and as a member of the audit committee for The Williams Companies, Inc. since 2004 and has served as a director on the board, chairman of the compensation committee and as a member of the audit committee for Aegion Corporation since 1999. The Williams Companies, Inc. and Aegion Corporation have securities registered pursuant to Section 12 of the Exchange Act.

Ms. Hinshaw brings significant business, leadership and management insights into many aspects of the Company’s business. She also brings financial expertise to the Board. Ms. Hinshaw’s knowledge of financial markets, financing and funding operations and accounting and financial reporting processes helps the Company’s directors in understanding, advising and overseeing the Company’s capital structure, financing and investing activities, financial reporting and internal control of such activities.

			2015

Patricia S. Williams	45
Patricia S. Williams has served as a director of the Company since August 2011.  Ms. Williams served as Senior Vice President, General Counsel and Corporate Secretary of RehabCare Group, Inc., a leading provider of physical rehabilitation program management services in over 1,200 hospitals, skilled nursing facilities and other long-term care facilities throughout the United States, from 2007 until its acquisition by Kindred Healthcare, Inc. in June 2011.  Ms. Williams previously held the position of Vice President, General Counsel and Corporate Secretary of Thermadyne Holdings Corporation, a multi-national manufacturer of welding and cutting products, from 1997 to 2007.  Ms. Williams serves on the board of directors and on the audit and compensation committees of YTB International, Inc., a leading marketer and provider of internet-based business solutions offering travel-related services, as well as shopping opportunities, and as a director of White Drive Products, Inc., a leading global supplier of hydraulic motors and drive system products for mobile and industrial applications.  YTB International, Inc. has securities registered pursuant to Section 12 of the Exchange Act.
2015

The Board selected Ms. Williams to serve as a director because of her extensive legal background and corporate experience in senior positions, as well as her long-standing knowledge of rules and regulations as they relate to the Company’s role and responsibilities as a publicly traded company.

Directors with Terms Extending Beyond the 2012 Annual Meeting

Name	Age	Biography	Expiration of Term
David M. Hable	57
David M. Hable joined the Company as its President, Chief Executive Officer  and director in January 2009. Prior to joining the Company, Mr. Hable served as President and Chief Executive Officer of Afferent Corporation, a venture capital backed medical device company focused on neuro stimulation therapies. Previously, he was Chairman of the Board of ONI Medical Systems, Inc., a developer and marketer of magnetic resonance imaging equipment for extremity applications in non-hospital settings. Mr. Hable also spent over 20 years with Johnson & Johnson working in business units that developed and marketed a wide range of diagnostic and therapeutic products for the treatment of central nervous system disorders. From 1998 to 2003, Mr. Hable served as Codman’s worldwide President, leading all functions in the company, both domestically and internationally. Mr. Hable has overall responsibility for the management of the Company.
			2014

Mr. Hable brings significant industry experience to the Board, through his positions with Johnson & Johnson and Afferent Corporation. In addition, Mr. Hable’s service in senior management positions provides the Board with experience and perspective in analyzing, shaping and overseeing the execution of important operational and policy issues at a senior level.

Lawrence C. Cardinale	74
Lawrence C. Cardinale has served as a director of the Company since 2005. From July 31, 2008 until January 28, 2009, Mr. Cardinale, along with the Company’s other Independent Directors at that time, served as the Company’s principal executive officer, generally on a weekly rotating basis. Mr. Cardinale received his B.S.B.A. in Business from Washington University in St. Louis, Missouri and is retired after working in the medical industry since 1966. During his over 35 years working in the field of medical manufacturing, he held various management positions, including Plant Manager, Director of Manufacturing, Director of Corporate Engineering, Director of Operations Planning, Vice President of Manufacturing-International and Vice President-Global Manufacturing and Engineering of a multi-national medical manufacturing company. Mr. Cardinale also owned and operated a scientific laboratory instrument business concentrating in the life sciences field, which manufactured and marketed tissue sectioning, microforge and micromanipulation instruments and pipeting devices. Mr. Cardinale formerly served as a board member of Coretech-Holdings LLC, a St. Louis-based life sciences and medical device manufacturing company, and McCormick Scientific, LLC.
		2013

Mr. Cardinale’s extensive experience in the medical manufacturing industry enables him to bring valuable insight regarding the industry to the Board. In addition, Mr. Cardinale’s service in senior management positions provides the Board with significant senior leadership experience.

Guy R. Guarch	72
Guy R. Guarch has been a director of the Company since 2005, when Synergetics, Inc. merged with Valley Forge. From July 31, 2008 until January 28, 2009, Mr. Guarch, along with the Company’s other Independent Directors at that time, served as the Company’s principal executive officer, generally on a weekly rotating basis. Mr. Guarch retired in 2001 from C.R. Bard, Inc. where he spent 32 years in various sales, marketing and management roles. Bard is a leading developer, manufacturer and marketer of health care products used for vascular, urological and oncologic diagnosis and intervention. From 1993 to 2001, Mr. Guarch served as Regional Vice President Corporate Account Manager for Bard’s Southeast Region. He worked as President of Bard Venture Division in Boston, Massachusetts from 1991 to 1993. From 1988 to 1991, Mr. Guarch worked in London, England, as Vice President of Sales for the Bard European Division and Managing Director of Bard LTD, UK. Before 1988, Mr. Guarch worked in several sales and marketing roles for Bard’s USCI International Division in Boston, Massachusetts, which focused on the design, manufacture and sale of cardiac catheters, urological catheters and artificial arteries. Mr. Guarch currently serves as a board member and chairman of the governance committee for Span-America Medical Systems, Inc., which designs and manufactures wound management products and which has securities registered pursuant to Section 12 of the Exchange Act.
		2013

Mr. Guarch brings senior leadership, strategic and business development expertise to the Board from his prior positions with C.R. Bard, Inc. In addition, he adds significant industry experience to the Board.

D. Graeme Thomas	74
D. Graeme Thomas has served as a director of the Company since August 2011.  Mr. Thomas is currently the Director of Saint Louis University’s Office of Technology Management, a position in which he is responsible for intellectual property protection and commercialization of technologies invented and identified at Saint Louis University.  From 2004 until 2008, Mr. Thomas served as Chief Executive Officer and Chief Financial Officer of Akermin, Inc., a private company that engages in the development and use of stabilized enzymes in applications ranging from biofuel cells to carbon captures and separation.  From 2008 to 2010, Mr. Thomas served as Chief Executive Officer of Cardialen, Inc., a private company engaged in the development of low-voltage implantable devices for the treatment of cardiac arrhythmias.  Prior to 2004, Mr. Thomas held various senior executive positions in companies specializing in the life sciences industry, primarily medical devices and pharmaceuticals, including CooperVision Optics and CooperVision International, Rorer Pharmaceuticals, Sherwood Medical, Wyeth and MedAscent Group.
		2013

The Board selected Mr. Thomas to serve as a director based on his vast experience in the medical device and life sciences industries, including his past experience as Chief Executive Officer of two companies within those industries and his knowledge of product development and finance.

CORPORATE GOVERNANCE

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure and the Independent Directors ensure such structure provides independent oversight of management. The Board also recognizes no single leadership structure is right for all companies at all times. Accordingly, the Board periodically reviews its leadership structure as necessary to accomplish its management oversight responsibilities.

On behalf of the stockholders, the Board oversees and guides the Company’s management and its business affairs. Board committees, staffed by Independent Directors, assist the Board in discharging its responsibilities. The Independent Directors recommend the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee structures to the Board for ratification. In its oversight of the Company, the Board sets the tone for the ethical standards and performance of management, staff and the Company as a whole. The Independent Directors constituting the Nominating and Corporate Governance Committee recommended to the Board, and the Board has adopted Corporate Governance Guidelines and best corporate practices that guide the practices of the Company. The Corporate Governance Guidelines are available on the Company’s website at www.synergeticsusa.com.

Consistent with the Company’s Bylaws and Corporate Governance Guidelines, the roles of Chairman of the Board and Chief Executive Officer may be separated. The Board determined on July 31, 2008 that it was appropriate to separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles, and to better serve the interests of the stockholders. The Chief Executive Officer, in conjunction with senior management, is responsible for developing and recommending to the Board the strategic direction for the Company, and for the day-to-day leadership of the Company, and he is responsible, together with senior management, for the overall performance of the Company, with such performance measurement based on operating and strategic plans ratified at various times by the Board. The duties of the Chairman include, but are not limited to:

●	Presiding over all meetings of the Board,

●	Preparing the agenda for Board meetings in consultation with other Independent Directors, the Chief Executive Officer and members of senior management,

●	Providing the Chief Executive Officer ongoing direction regarding Independent Director, Board Committee and Board needs, interests, opinions and decisions,

●	Calling and presiding over meetings of the Independent Directors,

●	Serving on any Special Committees as may be appointed by the Nominating and Corporate Governance Committee,

●	Managing the Board’s process for annual evaluation of the Chief Executive Officer, and

●	Such other activities as may from time-to-time be determined by the Board to be in the best interests of the stockholders.

In carrying out his responsibilities, the Chairman preserves the distinction between management and Board oversight by maintaining management’s responsibility for: (i) developing and frequently updating corporate strategy, and recommending such strategy to the Board for critique and ratification, (ii) taking such actions as necessary to minimize risks to the Company and the stockholders and (iii) the overall performance of the Company, with such performance measurement based on operating and strategic plans ratified at various times by the Board.

The Board believes that there are advantages to the separate Chairman and Chief Executive Officer positions, including:

●	Enhanced communications and relations between the Board, the Chief Executive Officer and other members of senior management,

●	Assisting the Board in reaching consensus on particular strategies and policies, and

●	Facilitating robust director, Board and Chief Executive Officer evaluation processes.

The Company’s Corporate Governance Guidelines provide that Independent Directors should meet privately in executive session after each Board meeting, after each Board committee meeting and otherwise as needed. During fiscal 2012, the Independent Directors held four meetings in conjunction with regularly scheduled Board meetings and 20 special meetings for a total of 24 meetings. Each of our directors attended at least 75% of all the meetings of the Board and those committees on which he or she served during fiscal year 2012, either in person or telephonically. The Board of Directors encourages all members to attend stockholder meetings, but has not adopted a formal policy regarding attendance. All of the Company’s directors attended last year’s annual stockholders meeting.

Risk Management Oversight

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, but the full Board has retained responsibility for general oversight of risks. The Audit Committee oversees management of financial and information technology risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. The Board satisfies its responsibility for general oversight of risks through reports by each committee chair regarding the committee’s considerations and actions, as well as minutes from the meetings and through regular reports directly from officers responsible for oversight of particular risks within the Company.

Director Independence

The Board of Directors has determined that each of Ms. Hinshaw, Mr. Cardinale, Mr. Guarch, Mr. Dick, Ms. Williams and Mr. Thomas is an Independent Director. In addition, the Board of Directors has determined that each of the members of the Audit Committee satisfies the additional conditions for independence for Audit Committee members required by Nasdaq.

Board Committees

The Board of Directors maintains the following three standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and from time to time, the Nominating and Corporate Governance Committee may appoint a Special Committee of Independent Directors to deal with such matters as described in the charter. Each of these committees operates pursuant to a written charter setting forth the functions and responsibilities of the committee, which may be reviewed on our website at www.synergeticsusa.com and are also available to stockholders in print upon request.

Audit Committee

The Audit Committee is composed entirely of Independent Directors and is responsible for the appointment, evaluation, compensation and oversight of the work of the independent registered public accounting firm and, where appropriate, the replacement of the independent registered public accounting firm. Furthermore, the Audit Committee is responsible for meeting with the independent registered public accounting firm and other corporate officers to review matters relating to financial reporting and accounting procedures and policies. Among other responsibilities, the Audit Committee also reviews financial information provided to stockholders and others, assesses the adequacy of financial, accounting, operating and disclosure controls, evaluates the scope of the audits of the independent registered public accounting firm and internal auditors, and reports on the results of such audits to the Board of Directors. The current members of the Audit Committee are Ms. Hinshaw (Chairperson), Mr. Cardinale, Mr. Dick and Mr. Guarch, all of whom meet all applicable standards for Audit Committee membership under the Nasdaq listing standards and Securities and Exchange Commission (“SEC”) rules. The Audit Committee held four meetings during the last fiscal year.

Compensation Committee

The Compensation Committee is composed entirely of Independent Directors and is responsible for administering the Company’s compensation programs and recommending to the Board of Directors other compensation and benefits of the Chief Executive Officer and all named executive officers. The current members of the Compensation Committee are Ms. Williams (Chairperson), Mr. Dick, Ms. Hinshaw and Mr. Thomas. The Compensation Committee held six meetings during the last fiscal year.

The Compensation Committee meets after the end of each fiscal year to determine and recommend to the Board for approval the compensation packages for executive officers in light of the Company’s compensation philosophy and objectives. The Compensation Committee considers recommendations from the Chief Executive Officer as to compensation for each executive officer based upon their performance against Company and personal objectives, other than himself. The Compensation Committee has full responsibility to recommend to the Independent Directors of the Board the compensation package of the Chief Executive Officer and the named executive officers. The Compensation Committee may not delegate its authority regarding executive compensation.

Nominating and Corporate Governance Committee

The members of the Company’s Nominating and Corporate Governance Committee are Mr. Guarch (Chairperson), Mr. Cardinale, Mr. Thomas and Ms. Williams, all of whom are Independent Directors. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board of Directors, recommending to the Board of Directors the director nominees to be proposed for election by the stockholders and recommending to the Board of Directors corporate governance guidelines and procedures applicable to the Company. The Nominating and Corporate Governance Committee held five meetings during the last fiscal year.

From time to time, the Nominating and Corporate Governance Committee may appoint a Special Committee of Independent Directors to deal with such matters as described in the charter.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders of the Company. Each stockholder must comply with applicable requirements of the Company’s Amended and Restated Bylaws and the Exchange Act with respect to the nomination of, or proposal of, nominees for election as directors of the Company. Stockholders should submit any such nominations, together with appropriate biographical information and a description of the nominee’s qualifications to serve as director, to the Chairperson of the Nominating and Corporate Governance Committee, c/o Pamela G. Boone, Secretary, Synergetics USA, Inc., 3845 Corporate Centre Drive, O’Fallon, Missouri 63368. The Company’s Corporate Governance Guidelines do not require that qualified director candidates should be limited by specific selection criteria. Candidates are selected for, among other things, their independence, integrity, diverse experience, leadership ability, ability to exercise sound judgment, scientific expertise, experience at policy-making levels involving issues affecting business, government, education and technology, and experience relevant to the Company’s global medical device business. While there is no formal policy with respect to diversity, the Nominating and Corporate Governance Committee does consider such issues as diversity of education, professional experience, differences of viewpoints and skills when assessing individual director nominees. Final approval of a candidate is determined by the full Board of Directors. Nominees to be evaluated by the Nominating and Corporate Governance Committee for future vacancies on the Board of Directors will be selected by the Nominating and Corporate Governance Committee from candidates recommended by multiple sources, including members of the Board of Directors, senior management, independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria.

Code of Business Conduct and Ethics

The Company has established a Code of Business Conduct and Ethics, which is applicable to all of its employees, officers and directors. The Code is available on the Company’s website at www.synergeticsusa.com and also available to stockholders in print upon request. We intend to post any future amendments and revisions to the Code of Business Conduct and Ethics on our website.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is, or was during the fiscal year ended July 31, 2012, an officer, former officer or employee of the Company or any of its subsidiaries, or a person having a relationship requiring disclosure by the Company pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of (i) the compensation committee of another entity of which one of the executive officers of such entity served on the Company’s Compensation Committee or (ii) the board of directors of another entity of which one of the executive officers of such entity served on the Company’s Board, during the fiscal year ended July 31, 2012.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate directly with the Board of Directors, as a group, or any individual director by submitting written correspondence addressed to the Board or an individual director at Synergetics USA, Inc., 3845 Corporate Centre Drive, O’Fallon, Missouri 63368. All communications are relayed to the appropriate Board member or members.

DIRECTOR COMPENSATION

Directors who are neither employees of the Company nor an immediate family member of an officer of the Company receive the following compensation:

Type	Chairman	Member
Board Meeting	$1,250	$950
Committee Meeting	$1,100	$950
Telephonic Independent Director Meeting	$750	$650
Business Meeting		$950

Directors who are also employees of the Company do not receive compensation for their services as members of the Board of Directors.  In addition, the Independent Directors receive compensation at their standard Board meeting rate per day for each day spent at the Company and each day spent away from personal business on Company business.

Compensation for members of the Board has been established and will be reviewed annually by the Compensation Committee. The Compensation Committee may not delegate its authority regarding director compensation, and, except as described above, no executive officer plays a role in determining the amount of director compensation. The Compensation Committee considers the amount of time directors dedicate to Company matters and the need to attract and retain qualified directors when determining Board compensation.

To align the interests of directors with those of the Company’s stockholders, each Independent Director also receives an option to purchase 10,000 shares of the Company’s Common Stock each year in which he or she is elected, appointed, or continues to serve as a director pursuant to the 2005 Directors’ Plan.

The following table discloses compensation paid for the fiscal year ended July 31, 2012 to the directors for serving as members of the Board. Because he is a management director, there is no director compensation to report for Mr. Hable during the fiscal year ended July 31, 2012.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1)	Total ($)
Lawrence C. Cardinale	$33,050	—	$45,268	$78,318
Robert H. Dick	$44,050	—	$45,268	$89,318
Guy R. Guarch	$28,200	—	$45,268	$73,468
Juanita H. Hinshaw	$36,750	—	$45,268	$82,018
D. Graeme Thomas	$29,450	—	$45,268	$74,718
Patricia S. Williams	$28,500	—	$45,268	$73,768

(1)
Represents the aggregate grant date fair value for all restricted stock or stock options, as applicable, made to the directors with respect to the fiscal year indicated, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation — Stock Compensation (formerly FASB Statement 123R). For information about the assumptions made in these valuation, refer to “Note 11. Stock-Based Compensation Plans” to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012.

(2)
At July 31, 2012, the directors included in this table had the following number of stock options outstanding: Mr. Cardinale — 70,000 options, Mr. Dick — 100,000 options, Mr. Guarch — 70,000 options , Ms. Hinshaw — 70,000 options, Mr. Thomas – 10, 0000 options and Ms. Williams – 10,000 options.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of November 6, 2012 certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each of the named executive officers and directors, (ii) all executive officers and directors as a group, and (iii) each person known by the Company to beneficially own more than 5% of the Company’s Common Stock based on certain filings made under Section 13 of the Exchange Act. All such information provided by the stockholders who are not executive officers or directors reflects their beneficial ownership as of the dates specified in the relevant footnotes to the table. The percent of shares beneficially owned is based on 25,756,827 shares issued and outstanding as of November 6, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares Beneficially Owned
(i) Named Executive Officers and Directors(1)
David M. Hable	137,388	(2)	*
Lawrence C. Cardinale	94,244	(3)	*
Robert H. Dick	123,000	(4)	*
Guy R. Guarch	76,000	(5)	*
Juanita H. Hinshaw	396,710	(6)	1.5%
Jerry L. Malis	511,073	(7)	2.0%
Patricia S. Williams	14,500	(8)	*
D. Graeme Thomas	10,000	(9)	*
Pamela G. Boone	232,409	(10)	*
Michael R. Fanning	75,938	(11)	*
Jason J. Stroisch	62,730	(12)	*
Kurt W. Gampp, Jr.(13).	612,842	(14)	2.4%
(ii) All Executive Officers and Directors as a Group (11 persons)	1,733,992	(15)	6.6%
(iii) Certain Beneficial Owners
Louis Uchitel	1,593,619	(16)	6.2%
Kopp Investment Advisors, LLC, Kopp Holding Company, LLC and LeRoy C. Kopp	1,526,160	(17)	5.9%

*	Less than 1%.

(1)
Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.  The address for all directors and executive officers is c/o Synergetics USA, Inc., 3845 Corporate Centre Drive, O’Fallon, Missouri 63368.

(2)
Includes 29,417 shares owned by Mr. Hable, 56,114 shares issued to Mr. Hable subject to restrictions, including an annual vesting period of five years from the respective dates of the grant, and 51,857 shares issuable to Mr. Hable subject to options exercisable currently or within 60 days of November 6, 2012.

(3)	Includes 24,244 shares owned by Mr. Cardinale and 70,000 shares issuable to Mr. Cardinale subject to options exercisable currently or within 60 days of November 6, 2012.

(4)	Includes 23,000 shares owned by Mr. Dick and 100,000 shares issuable to Mr. Dick subject to options exercisable currently or within 60 days of November 6, 2012.

(5)	Includes 6,000 shares owned by Mr. Guarch and 70,000 shares issuable to Mr. Guarch subject to options exercisable currently or within 60 days of November 6, 2012.

(6)
Includes 326,710 shares held in the Hinshaw-Harrison Joint Revocable Living Trust. Ms. Hinshaw, in her capacity as trustee, possesses joint voting and investment power with respect to these shares. Also includes 70,000 shares issuable to Ms. Hinshaw subject to options exercisable currently or within 60 days of November 6, 2012.

(7)
Includes 466,805 shares owned by Dr. Malis, 20,000 shares issued to Dr. Malis subject to restrictions, including an annual vesting period of five years from the respective dates of the grant, and 24,268 shares issuable to Dr. Malis subject to options exercisable currently or within 60 days of November 6, 2012.

(8)	Includes 4,500 shares owned by Ms. Williams and 10,000 shares issuable to Ms. Williams subject to options exercisable currently or within 60 days of November 6, 2012.

(9)	Includes 10,000 shares issuable to Mr. Thomas subject to options exercisable currently or within 60 days of November 6, 2012.

(10)
Includes the following: 95,737 shares jointly owned by Ms. Boone and her spouse, 75,767 shares issued to Ms. Boone subject to restrictions, including an annual and a cliff vesting period of five years from the respective dates of the grant, and 60,905 shares issuable to Ms. Boone subject to options exercisable currently or within 60 days of November 6, 2012.

(11)
Includes the following: 13,563 shares owned solely and 1,750 shares owned jointly by Mr. Fanning and his spouse, 54,597 shares issued to Mr. Fanning subject to restrictions, including an annual and a cliff vesting period of five years from the respective dates of the grant, and 6,028 shares issuable to Mr. Fanning subject to options exercisable currently or within 60 days of November 6, 2012.

(12)
Includes the following: 1,553 shares owned by Mr. Stroisch, 55,149 shares issued to Mr. Stroisch subject to restrictions, including an annual and a cliff vesting period of five years from the respective dates of the grant, and 6,028 shares issuable to Mr. Stroisch subject to options exercisable currently or within 60 days of November 6, 2012.

(13)	Mr. Gampp resigned as the Company’s Executive Vice President and Chief Operating Officer effective May 4, 2012.

(14)	Includes 612,842 shares owned by Mr. Gampp.

(15)	Includes 479,086 shares issuable to named executive officers and directors subject to options exercisable currently or within 60 days of November 6, 2012.

(16)
Pursuant to Mr. Uchitel’s Schedule 13D/A filed with the SEC on April 14, 2009, the last available public filing for Mr. Uchitel, Mr. Uchitel has sole voting power over 192,221 shares, shared voting power over 538,100 shares, sole dispositive power over 192,221 shares and shared dispositive power over 1,361,398 shares. Mr. Uchitel’s address is 142 Cedar Road, Elkins Park, Pennsylvania 19027.

(17)
On January 6, 2012, Kopp Investment Advisors, LLC filed a Schedule 13G with the SEC on behalf of Kopp Investment Advisors, LLC, Kopp Holding Company, LLC and LeRoy C. Kopp  pursuant to Rule 13d-1(k) under the Exchange Act.  Kopp Investment Advisors, LLC is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  It is wholly-owned by Kopp Holding Company, LLC, which is controlled by Mr. Kopp.  Kopp Investment Advisors, LLC and Kopp Holding Company, LLC have shared voting power over 1,392,455 shares and shared dispositive power over 1,476,160 shares, for a total ownership of 5.9%.  Mr. Kopp has shared voting power over 1,392,455 shares, sole dispositive power over 50,000 shares and shared dispositive power over 1,476,160 shares, for a total ownership of 6.1%.  The address for all of these beneficial owners is 8400 Normandale Lake Boulevard, Suite 1450, Bloomington, Minnesota 55437.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s securities with the SEC and Nasdaq. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of reports furnished to the Company, and on written representations from certain reporting persons, the Company believes that, with respect to the fiscal year ended July 31, 2012, each director, executive officer and 10% stockholder of the Company’s securities made timely filings of all reports required by Section 16 of the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for our named executive officers.

Executive Compensation Philosophy and Objectives

The Compensation Committee believes that compensation paid to our named executive officers should accomplish the following objectives:

•	Reflect the accomplishment of corporate and individual objectives, and

•	Assist the Company in attracting, motivating and retaining superior talent.

Our compensation program is intended to motivate our named executive officers to achieve our business objectives and to align their financial interests with those of our stockholders. These objectives are furthered by a compensation philosophy that is based on the following:

•
Accountability and Recognition for Individual and Corporate Performance:  Compensation should depend, in part, on the Company’s overall performance and on each executive officer’s performance in order to motivate and reward success. The Compensation Committee has provided for a portion of the overall compensation packages to be tied to performance through the payments of annual incentive awards in the form of cash bonuses and the grant of long-term incentive awards in the form of stock options and restricted stock.

•
Competition with the Market:  Base salaries should generally be competitive with officers with similar positions at companies within our industry and market, subject to individual adjustments as discussed below when applicable.

Compensation Determination Process

Our Compensation Committee is responsible for establishing, implementing and monitoring our executive compensation program. The Compensation Committee consists of Ms. Williams (Chairperson), Messrs. Dick and Thomas and Ms. Hinshaw, each of whom is an Independent Director. The Compensation Committee typically meets following each fiscal year end to (i) consider and approve salary changes and annual incentive bonuses, if any; (ii) determine and approve long-term incentive awards, if any; and (iii) establish goals for the annual incentive program.

In making its determinations regarding compensation, the Compensation Committee evaluates corporate performance and each executive officer’s individual performance. The Compensation Committee through its compensation consultants utilized multiple survey sources to determine market-competitive compensation levels for each of the named executives considering the Company’s overall revenue size and the duties performed by each executive.  In addition, the Compensation Committee does review compensation data from the following companies (collectively, the “Peer Companies”):

•           Bovie Medical Corporation (“Bovie”) is actively engaged in the business of developing, manufacturing and marketing medical products and devices with a strong emphasis in electrosurgical generators and electrosurgical disposables. Bovie has approximately $25 million in annual revenue as reported in its Annual Report on Form 10-K for December 31, 2011.

•           Endologix, Inc. (“Endologix”) develops, manufactures and sells innovative medical devices for the treatment of aortic disorders with its principal products being a stent graft and delivery system, for the treatment of abdominal aortic aneurysms through minimally invasive endovascular repair.  Endologix has approximately $83 million in annual revenue as reported in its Annual Report on Form 10-K for December 31, 2011.

•           Iridex Corporation (“Iridex”) is a leading worldwide provider of therapeutic based laser systems, delivery devices and consumable instrumentation used to treat sight-threatening eye diseases in ophthalmology.  Iridex has approximately $33 million in annual revenue as reported in its Annual Report on Form 10-K for December 31, 2011.

•           STAAR Surgical (“STAAR”) designs, develops, manufactures and sells implantable lenses for the eye.  STAAR has approximately $63 million in its Annual Report on Form 10-K for December 31, 2011.

•           Vascular Solutions, Inc. (“Vascular Solutions”) is a medical device company focused on bringing clinically advanced solutions to interventional cardiologists and interventional radiologists worldwide.  Vascular Solutions has approximately $90 million in annual revenue as reported in its Annual Report on Form 10-K for December 31, 2011.

The Compensation Committee reviews the executive officer compensation packages of the Peer Companies in connection with its executive officer compensation determinations. The Compensation Committee does target the 50th percentile for the executive officer compensation packages in utilizing the Peer Companies’ compensation data for purposes of setting executive officer compensation.

In fiscal 2012, the Compensation Committee hired CBIZ Human Capital Services (“CBIZ”) as compensation consultant to review the 2012 compensation program. The Committee did not direct CBIZ to perform its services in any particular manner or under any particular method, and all decisions with respect to the named executive officers’ compensation were made by the Committee. The Company has no relationship with CBIZ (other than the relationship undertaken by the Committee), and therefore the Committee believes that CBIZ is independent.

Following its review of the Company’s compensation program, CBIZ concluded that the 2012 base salary (considering the 50th percentile of the market-competitive compensation data) among the executive positions was above the 2011 market median.  However, CBIZ also concluded that the total compensation for the named executive officers was below the 2011 market-competitive compensation data’s 50th percentile due to below market long-term incentive values.

The mix of the Company’s cash and non-cash compensation and short- and long-term compensation is not subject to a specific policy. Instead, the Compensation Committee considers the Peer Companies’ compensation data in light of the Company’s compensation philosophies and objectives outlined above, as well as corporate and individual performance, and makes gradual changes over time as necessary to further these compensation goals. The methodology provides for the Chief Executive Officer to make recommendations to the Compensation Committee regarding proposed salary changes, bonuses and equity compensation awards, if any, for each executive officer other than himself. The Chief Executive Officer also participates in the setting of Company-wide performance goals on which part of each officer’s total compensation is based, as well as the individual performance goals for all executive officers. The Compensation Committee considers these recommendations from the Chief Executive Officer, as well as other factors it believes are relevant, and determines the compensation packages of the executive officers.

Elements of Compensation

Base Salary.  As noted above, the Compensation Committee bases salary decisions on a combination of Company and individual performance and peer company salary ranges. Company performance is based on the achievement of the Company’s goals as set forth in its annual financial plan, which is discussed in further detail below. The Compensation Committee establishes specific individual performance objectives for purposes of determining salary increases, but bases its decisions on its evaluation of (i) each named executive officer’s general performance over the prior fiscal year, taking into consideration the accomplishment scores each receive, as more fully described below; (ii) the scope of each officer’s duties and responsibilities; (iii) each officer’s experience and expertise; and (iv) the peer range data for similar positions. The Compensation Committee seeks input from Mr. Hable in evaluating the named executive officers other than himself.

When evaluating competitiveness, the Compensation Committee evaluates the salaries of officers with similar positions at the Peer Companies. As noted above, in reviewing comparative data, the Compensation Committee does benchmark to the 50th percentile for the purpose of establishing salary levels. In the Compensation Committee’s view, this external data provides insight into competitiveness, but is not an appropriate single factor in determining base salaries. Rather, the Compensation Committee, as noted above, generally considers overall performance of the Company and the named executive officers’ accomplishment scores on the functional and personal objectives (described below) when making compensation decisions for base salary adjustments.

The base salaries of each of Messrs. Hable, Malis, Fanning and Stroisch and Ms. Boone in fiscal 2012 are reflected in the Summary Compensation Table and were determined according to the methodology discussed above.    For fiscal 2013, the Compensation Committee reviewed and recommended to the full Board of Directors base salary increases for each of the named executive officers. These salary increases were based on the Company’s desires that base salaries remain competitive to attract, retain and motivate named executive officers as well as reward performance.

Name	Fiscal 2012 Salary	2011 Peer Group Range (25th to 75th Percentile)	Percentile in 2011 Peer Group Range
David M. Hable	$395,000	$311,266 to $448,789	50% to 75%
Jerry L Malis	$278,267	$189,161 to $247,574	>75%
Pamela G. Boone	$270,684	$197,969 to $264,160	>75%
Michael Fanning	$214,961	$146,572 to $206,787	>75%
Jason J. Stroisch	$214,961	$170,310 to $226,934	50% to 75%

Bonus Compensation.  The Compensation Committee and Company management believe the establishment of clear objectives with periodic measurement of results is an effective method for focusing resources, communicating mission and strategy for the period, and in determining the individual named executive officer’s contribution to the achievement of Company goals. Accordingly, the Company implemented a method for establishing clear, measurable objectives for the named executive officers, divided into two categories:

•	Company-wide objectives, and

•	Functional and personal development objectives.

Bonuses earned in fiscal 2012 were not calculable as of the latest practicable date prior to the filing and mailing of this Proxy Statement.  However, in determining the fiscal 2012 bonuses, the Committee intends to consider both Company-wide objectives and each named executive officer’s functional and personal development objectives.  Company-wide objectives will be weighted as 60% of the cash bonus opportunity, and the functional and personal development objectives will be weighted as 40% of the cash bonus opportunity.  Each year, the Compensation Committee establishes the Company-wide objectives and the functional and personal objectives for the executive officers with input from the Chief Executive Officer.

Company-wide goals are set at aggressive levels each year to motivate the named executive officers to succeed and focus on both short- and long-term Company objectives. Target goals are designed to be challenging and as such, the Committee believes that bonuses are deserved if an executive achieves greater than 90% of their cumulative Company-wide and functional and personal objectives.

Company-wide objectives established for fiscal 2012 were:

•	Sales of approximately $62 million

•	Gross Profit Margin of approximately $37 million

•	Operating Income of approximately $12 million

•	Earnings per Share of $0.33

In 2012, each of these four Company-wide objectives was equally weighted at 25% of the overall Company-wide goals.  In 2012, the Company-wide goals were only 84% achieved.

Pursuant to the bonus program in place for fiscal 2012, the total score for the Company-wide goals will be weight-averaged (at 60%) with the functional and personal goals (at 40% weight).  The functional and personal developmental goals for each named executive officer include projects within each of their functional areas of the Company and individual growth goals.

Accomplishments at the end of the period are compared to objectives set at the beginning of the period with “scoring” of each objective relative to 120% accomplishment of the objective. The scores for each category are then averaged, and the average score is translated to a percentage of base salary in accordance with the following scale.  The Committee has discretion to adjust the final payouts for percentages which fall within the table:

Average Accomplishment Score	Named Executives’ Percentage of Base Salary
91%	1.5%
92%	3.0%
93%	4.5%
94%	6.0%
95%	7.5%
96%	9.0%
97%	10.5%
98%	12.0%
99%	13.5%
100%	15.0%
101-105%	17.5%
106-110%	20%
110-120%	25%
120-130%	30%

As noted above, the final bonus amounts for each of the named executive officers are not calculable as of the latest practicable date prior to the filing and mailing of this Proxy Statement.  However, though the Company only met 84% of the Company-wide financial objectives as disclosed above, each of the continuing named executive officers met his or her functional and personal development objectives.  Therefore, the Compensation Committee intends to award bonuses based on fiscal 2012 performance.  The Compensation Committee is in the process of evaluating each named executive officer’s accomplishment scores in light of the Company-wide achievements and intends to make its final determinations no later than November 30.  Per the instructions to Item 402 of Regulation S-K, the Company will file a Form 8-K reporting the bonuses awarded to each named executive officer.

Further to the bonus calculation methodology described above, the Compensation Committee retains full discretion in awarding bonuses to the named executive officers, including by adjustment of the amounts to be received as calculated under this methodology.

Equity Awards.  The Compensation Committee grants equity-based compensation as part of the executive officers compensation. The Committee targets the value of annual equity awards to fall within the 50th percentile of the Company’s market competitive compensation data and has the discretion to award both options and restricted stock.  As disclosed above, CBIZ’s evaluation of the named executive officers’ fiscal 2012 equity compensation illustrated that the value of such compensation has, in the recent past, been lower than the 50th percentile of the market competitive compensation data.  As a result, the Compensation Committee increased the dollar value of options awarded in fiscal 2012 to fall within the targeted 50th percentile range.  In addition, in fiscal 2012 each named executive officer received the following as a one-time catch-up grant of restricted stock in recognition of the fact that the Company’s equity compensation has historically fallen below the 50th percentile of the Company’s market competitive compensation data:  Mr. Hable–86,043; Mr. Gampp–20,000; Ms. Boone–21,227; Dr. Malis–19,590; Mr. Fanning–14,437; and Mr. Stroisch–14,437.

Pursuant to the Company’s Amended and Restated 2001 Stock Plan (the “2001 Plan”), employees, including our executive officers, of, and consultants and advisors to, our Company and its subsidiaries are eligible to receive awards of incentive and non-statutory stock options, restricted stock and unrestricted Common Stock. While the Compensation Committee considers the recommendations of management, the Compensation Committee has the exclusive authority and sole discretion to administer the 2001 Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, subject to the limitations set forth in the 2001 Plan.

Pursuant to the terms of the 2001 Plan, stock options with respect to no more than 100,000 shares of Common Stock may be granted to any individual participant during any one calendar year period. Options granted pursuant to the 2001 Plan are subject to the terms of the option agreement related to the specific grant; provided, however, that (i) the term of any incentive stock option granted to a non-10% stockholder of the Company pursuant to the 2001 Plan may be no more than 10 years from the date of grant, and (ii) the term of any incentive stock option granted to a 10% stockholder of the Company pursuant to the 2001 Plan may be no more than five years from the date of grant.

Incentive stock options must be granted at no less than the fair market value of the Company’s Common Stock on the grant date; provided, however, that incentive stock options granted to 10% stockholders must be granted at no less than 110% of such fair market value. Non-statutory stock options must be granted at no less than 85% of the fair market value of the Company’s Common Stock on the date of grant.

Generally, to the extent that an optionee’s employment with the Company is terminated other than for cause, the optionee may, but only within 90 days (or such other period of time as determined by the Board of Directors) after such date of termination, but in no event later than the expiration date of the option as set forth in the respective option agreement, exercise his or her options to the extent the optionee was entitled to exercise the option at the date of termination.

Pursuant to the terms of the 2001 Plan, restricted stock awards may also be granted. Restricted stock awards are subject to such restrictions and conditions as the Compensation Committee determines. Such conditions may be based on continuing employment and/or achievement of pre-established performance goals and objectives. If the recipient violates any of the restrictions during the period specified by the Committee or the performance standards fail to be satisfied, the restricted stock is forfeited.

Kurt W. Gampp, Jr., the Company’s former Executive Vice President and Chief Operating Officer, resigned effective May 4, 2012. All of his outstanding vested and unvested, unexercised options and unvested restricted stock have been forfeited.

Other Employment Benefits.  Synergetics’ named executive officers are provided with a limited number of de minimus perquisites and are eligible to participate in the Company’s health, 401(k) and other benefit plans available generally to all Company employees on the same terms as all Company employees.

Severance and Other Post-Termination Benefits.  Each of Messrs. Hable, Malis, Fanning and Stroisch and Ms. Boone have change of control agreements with the Company.  The change in control agreements with its executive officers provide that if employment is terminated within one year for cause or disability following a change in control (as each term is defined in the change in control agreements), as a result of the officers’ death, or by the officer other than as an involuntary termination (as defined in the change in control agreements), the Company shall pay the officer all compensation earned or accrued through his or her employment termination date, including (i) base salary; (ii) reimbursement for reasonable and necessary expenses; (iii) vacation pay; (iv) bonuses and incentive compensation; and (v) all other amounts to which they are entitled under any compensation or benefit plan of the Company (“Standard Compensation Due”).

If the officer’s employment is terminated within one year following a change in control without cause and for any reason other than death or disability, including an involuntary termination, and provided the officer enters into a separation agreement within 30 days of his or her employment termination, he or she shall receive the following: (i) all Standard Compensation Due and any amount payable as of the termination date under the Company’s objectives-based incentive plan, the sum of which shall be paid in a lump sum immediately upon such termination; and (ii) an amount equal to one times his or her annual base salary at the rate in effect immediately prior to the change in control, to be paid in 12 equal monthly installments beginning in the month following his or her employment termination. Furthermore, all of the officer’s awards of shares or options shall immediately vest and be exercisable for one year after the date of his or her employment termination.

Impact of Tax Treatments of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated executive officers of a publicly held corporation will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). In general, stock options and restricted stock granted under our 2001 Plan are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options. In fiscal 2012, no executive officer, with the exception of Mr. Hable, received compensation that triggered the applicability of Section 162(m). A majority of Mr. Hable’s compensation would fall under the performance based compensation exemption.  The Compensation Committee intends to review periodically the potential impacts of Section 162(m) in structuring and administering our compensation programs.

Report of the Compensation Committee

In the performance of its oversight function for the year ended July 31, 2012, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Patricia S. Williams (Chairperson)
Robert H. Dick
Juanita H. Hinshaw
D. Graeme Thomas

2012 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus		Stock Awards(1)	Option Awards(1)	All Other Compensation	Total (2)
David M. Hable	2012	$395,000	$--	(2)	$357,637	$389,495	$2,469	$1,144,601
President & Chief Executive Officer	2011	$372,000	$70,794		$—	$35,822	$7,778	$486,394
	2010	$360,000	$61,800		$--	$38,115	$5,086	$465,001

Kurt W. Gampp, Jr. (3)	2012	$328,998	$--	(2)	$159,250	$90,535	$500	$579,283
Executive Vice President &	2011	$378,121	$17,015		$—	$65,670	$625	$461,431
Chief Operating Officer	2010	$370,427	$22,414		$—	$19,058	$11,882	$423,781

Jerry L. Malis	2012	$278,267	$--	(2)	$127,400	$88,679	$—	$494,346
Executive Vice President &	2011	$272,820	$32,737		$—	$42,733	$—	$348,290
Chief Scientific Officer	2010	$264,380	$15,000		$—	$19,058	$—	$298,438

Pamela G. Boone	2012	$270,684	$--	(2)	$159,250	$96,089	$1,735	$527,758
Executive Vice President & Chief	2011	$262,800	$31,440		$—	$42,733	$650	$337,623
Financial Officer	2010	$254,703	$22,654		$48,640	$19,058	$16,960	$362,015

Michael R. Fanning	2012	$214,961	$--	(2)	$137,815	$65,353	$8,575	$426,704
Vice President of Domestic Sales	2011	$208,700	$31,305		$—	$27,674	$8,400	$276,079
	2010	$190,000	$15,000		$35,339	$—	$8,400	$248,739

Jason J. Stroisch	2012	$214,961	$--	(2)	$137,815	$65,353	$1,735	$419,864
Vice President of	2011	$208,700	$25,044		$—	$27,674	$650	$262,068
Marketing & Technology	2010	$190,000	$15,000		$38,000	$—	$1,327	$244,327

(1)
Represents the aggregate grant date fair value for all restricted stock or stock options, as applicable, granted to the named executive officers in the fiscal year indicated, computed in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation (formerly FASB Statement 123R). For information about the assumptions made in this valuation, refer to “Note 11. Stock-Based Compensation Plans” to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012.

(2)
Bonus amounts earned in fiscal 2012 were not calculable as of the latest practicable date prior to the filing and mailing of this Proxy Statement.  As disclosed in the Compensation Discussion & Analysis, the Compensation Committee intends to make final determinations with respect to the fiscal 2012 bonuses no later than November 30.   Per the instructions to Item 402 of Regulation S-K, the Company will file a Form 8-K when the bonus amounts have been determined, disclosing both the fiscal 2012 bonuses and new fiscal 2012 total compensation amounts for each named executive officer.  For details on how the bonuses will be determined, see the Compensation Discussion & Analysis section of this Proxy Statement.

(3)	Mr. Gampp resigned as the Company’s Executive Vice President and Chief Operating Officer effective May 4, 2012. All stock options and restricted stock awards disclosed were forfeited.

2012 Grants of Plan-Based Awards Table

The following table sets forth additional information about plan-based awards granted in the fiscal year ended July 31, 2012:

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)				Exercise or Base Price of Options Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target		Maximum
David M. Hable	12/12/11		56,144	(2)		$6.21	$357,637
	12/14/11		86,043	(3)			$389,495
Kurt Gampp, Jr. (4)	12/12/11		25,000	(2)		$6.21	$159,250
	12/14/11		20,000	(3)			$90,535
Pamela G. Boone	12/12/11		25,000	(2)		$6.21	$159,250
	12/14/11		21,227	(3)			$96,089
Jerry Malis	12/12/11		20,000	(2)		$6.21	$127,400
	12/14/11		19,590	(3)			$88,679
Michael Fanning	12/12/11		21,635	(2)		$6.21	$137,815
	12/14/11		14,437	(3)			$65,353
Jason Stroisch	12/14/11		21,635	(2)		$6.21	$137,815
	12/12/11		14,437	(3)			$65,353

(1)	All awards disclosed were made pursuant to the 2001 Stock Plan.
(2)	These options vest proratably over five years from the date of the grant. The options expire on December 14, 2021.
(3)	These shares vest on August 1, 2014.
(4)	Mr. Gampp resigned as the Company’s Executive Vice President and Chief Operating Officer effective May 4, 2012. All stock options and restricted stock awards disclosed were forfeited.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

During the 2010 fiscal year, the terms of employment for Ms. Boone were governed by her employment agreement with the Company entered into in 2007. Pursuant to the terms of her agreement, Ms. Boone’s initial base salary was $232,000; provided that after the first year of employment, her base salary was determined by the Compensation Committee, subject to Board approval, and in no event could be lower than her respective initial base salary. In addition, Ms. Boone received such other benefits that the Company provides to its executive officers, including healthcare, life insurance, disability and 30 days of paid vacation. Ms. Boone was eligible to receive an annual bonus as determined in the sole discretion of the Compensation Committee. Ms. Boone’s employment agreement expired on July 31, 2010 according to its terms.

Messrs. Hable, Malis, Fanning and Stroisch and Ms. Boone have entered into change in control agreements, the terms of which are more fully discussed in the section “Change in Control Agreements” below.

2012 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding options and stock awards held by the named executive officers as of July 31, 2012.  Mr. Gampp is not included in this table as he had no outstanding awards at the end of the fiscal year.

	Option Awards						Stock Awards
	Number of		Number of						Market Value
	Securities		Securities				Number of		Of Shares
	Underlying		Underlying				Shares or Units		Or Units of
	Unexercised		Unexercised		Option	Option	Of Stock that		Stock
	Options (#)		Options (#)		Exercise	Expiration	Have Not		That Have Not
Name	Exercisable		Unexercisable		Price ($)	Date	Vested (#)		Vested ($)
David M. Hable	16,000	(1)	—		$1.00	1/19/18
	11,666	(2)	16,917	(2)	$1.37	12/18/19
	3,219	(3)	6,945	(3)	$4.43	12/16/20
	10,038	(4)	76,005	(4)	$6.21	12/14/21
							56,144	(13)	$280,159
Jerry L. Malis	5,000	(5)	—		$0.90	12/12/18
	9,042	(6)	8,458	(6)	$1.37	12/18/19
	3,840	(7)	8,285	(7)	$4.43	12/16/20
	2,286	(8)	17,304	(8)	$6.21	12/14/21
							20,000	(13)	$99,800
Pamela G. Boone	41,310	(9)	—		$1.089	5/19/15
	9,042	(6)	8,458	(6)	$1.37	12/18/19
	3,840	(7)	8,285	(7)	$4.43	12/16/20
	2,476	(10)	18,751	(10)	$6.21	12/14/21
							11,050	(14)	$55,140
							15,263	(15)	$76,162
							35,504	(16)	$177,165
							25,000	(13)	$124,750

Michael R. Fanning	2,486	(11)	5,366	(11)	$4.43	12/16/20
	1,684	(12)	12,753	(12)	$6.21	12/14/21
							1,949	(14)	$9,726
							7,167	(15)	$35,763
							25,795	(16)	$128,717
							21,635	(13)	$107,959

Jason J. Stroisch	2,486	(11)	5,366	(11)	$4.43	12/16/20
	1,684	(12)	12,753	(12)	$6.21	12/14/21	1,153	(14)	$5,753
							5,777	(15)	$28,827
							27,737	(16)	$138,408
							21,635	(13)	$107,959

(1)
Represents an option to purchase 48,000 shares of Common Stock granted on January 28, 2009. The option vests in 12 equal quarterly installments, beginning in the quarter during which the option was granted.  Mr. Hable has exercised 32,000 of these options.

(2)
Represents an option to purchase 35,000 shares of Common Stock granted on December 18, 2009 that vests proratably over 60 months from the date of the grant.  Mr. Hable has exercised 6,417 of these options.

(3)	Represents an option to purchase 10,164 shares of Common Stock granted on December 16, 2010 that vests proratably over 60 months from the date of the grant.

(4)	Represents an option to purchase 86,043 shares of Common Stock granted on December 14, 2011 that vests proratably over 60 months from the date of the grant.

(5)	Represents an option to purchase 5,000 shares of Common Stock granted on December 12, 2008 that vests proratably at the end of each quarter over a 12-month period beginning on December 12, 2008.

(6)	Represents an option to purchase 17,500 shares of Common Stock granted on December 18, 2009 that vests proratably over 60 months from the date of the grant.

(7)	Represents an option to purchase 12,125 shares of Common Stock granted on December 16, 2010 that vests proratably over 60 months from the date of the grant.

(8)	Represents an option to purchase 19,590 shares of Common Stock granted on December 14, 2011 that vests proratably over 60 months from the date of the grant.

(9)	Represents an option to purchase 41,310 shares of Common Stock granted on September 21, 2005, one half of which vested on May 19, 2009 and one-half of which vested on May 19, 2010.

(10)	Represents an option to purchase 21,227 shares of Common Stock granted on December 14, 2011 that vests proratably over 60 months from the date of the grant.

(11)	Represent an option to purchase 7,852 shares of Common Stock granted on December 16, 2010 that vests proratably over 60 months from the date of the grant.

(12)	Represents an option to purchase 14,437 shares of Common Stock granted on December 14, 2011 that vests proratably over 60 months from the date of the grant.

(13)	These shares vest proratably over 5 years from December 12, 2011.

(14)	These shares vested on August 1, 2012.

(15)	These shares vest on August 1, 2013.

(16)	These shares vest on August 1, 2014.

2012 Option Exercises and Stock Vested Table

The following table sets forth the exercise of options and vesting of restricted stock during the fiscal year ended July 31, 2012 for the named executive officers:

Name	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Pamela Boone			6,387	$34,234
Michael Fanning			3,714	$19,907

CHANGE IN CONTROL AGREEMENTS

Each of Messrs. Hable, Malis, Fanning and Stroisch and Ms. Boone have entered into change in control agreements with the Company. The change in control agreements have rolling one-year terms and expire 30 days after the executive’s employment is terminated. Payments to which the executive is due under the change in control agreement are not subject to reduction in the event he or she receives other compensation for services rendered after termination of employment, and the executive is under no duty to mitigate any payments.

The change in control agreements provide that if the executive’s employment is terminated within one year following a change in control for cause or disability (as both are defined in the change in control agreement), as a result of his or her death or by the executive other than as Involuntary Termination (as defined in the change in control agreement), the Company shall pay to the executive all compensation earned or accrued through the employment termination date, including (i) base salary; (ii) reimbursement for reasonable and necessary expenses; (iii) vacation pay; (iv) bonuses and incentive compensation; and (v) all other amounts to which he or she is entitled under any compensation or benefit plan of the Company (“Standard Compensation Due”).

If Messrs. Hable, Malis, Fanning or Stroisch or Ms. Boone is terminated within one year following a change in control without cause and for any reason other than death or disability, including involuntary termination, and provided the executive enters into a separation agreement within 30 days of the employment termination, the executive shall receive an amount equal to the sum of the following: (i) all Standard Compensation Due; (ii) an amount equal to one times the annual base salary at the rate in effect immediately prior to the change in control; and (iii) any amount payable as of the termination date under the Company’s objectives-based incentive plan. Such amount shall be paid in 12 equal monthly installments beginning in the month after such termination. Furthermore, all awards of shares or options shall immediately vest and be exercisable for one year after the date of involuntary employment termination.

As defined in the change in control agreement, a “change in control” means: (i) the acquisition by any person (as defined in the change in control agreement) of securities of the Company representing 51% or more of the combined voting power of the Company’s outstanding voting securities; (ii) a change in the composition of the Board of Directors of the Company such that during any period of up to two consecutive years, individuals who constitute members of the Board of Directors at the beginning of the period cease to constitute the majority thereof; and (iii) the closing of certain mergers or consolidations of the Company with any other corporation.

The table below presents potential payments to each of our named executive officers, other than Mr. Gampp, as if the officer’s employment had been terminated as of July 31, 2012, the last day of fiscal 2012, within one year following a change in control without cause and for any reason other than death or disability, including involuntary termination, and provided the executive enters into a separation agreement within 30 days of the employment termination.

Named Executive Officer	Salary	Stock Compensation	Total
David M. Hable	$395,000	$345,288	$740,288
Jerry Malis	$278,267	$135,058	$413,325
Pamela G. Boone	$270,684	$468,475	$739,159
Michael Fanning	$214,961	$285,170	$500,131
Jason Stroisch	$214,961	$283,952	$498,913

If any named executive officer was terminated within one year following a change in control for cause, disability, death or by the executive other than as involuntary termination, the executive officer would be entitled to their Standard Compensation Due, all of which would have been accrued as of July 31, 2012 except for bonuses.  Bonuses due to the named executive officers as of July 31, 2012 were not calculable as of the latest practicable date prior to the filing and mailing of this Proxy Statement.  Pursuant to the instructions to Item 402 of Regulation S-K, a reasonable estimate of the bonuses that each named executive officer would have been due if the triggering termination event had occurred on July 31, 2012 would be as follows:   Hable -- $70,794, Malis -- $32,737, Boone -- $31,440, Fanning -- $31,305 and Stroisch -- $25,044 as determined by the Compensation Committee. These amounts were estimated based upon fiscal year 2011 actual bonus amounts paid in fiscal 2012.

Because Mr. Gampp resigned voluntarily effective May 4, 2012, he received his Standard Compensation due all of which was accrued and paid as of May 4, 2012.  In addition, Mr. Gampp would have been due a fiscal 2012 bonus, which, as stated above, was not calculable as of the latest practicable date.  Based on the assumptions disclosed above, an estimate of the fiscal 2012 bonus due to Mr. Gampp is $17,015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the late 1960’s, the late Dr. Leonard Malis, one of Valley Forge’s former directors and a brother of Dr. Jerry Malis, on an individual basis has been a party to consulting and other agreements with Codman, the Company’s principal customer. Since 1983, Dr. Leonard Malis has been a party to an agreement with Codman under which Dr. Leonard Malis received royalty payments for the use of the Malis® trademark on certain products sold by Codman to end users, including products Valley Forge sold to Codman. Dr. Leonard Malis developed neurosurgical instruments for Codman with no pecuniary benefits to Valley Forge. On October 22, 2004, Valley Forge entered into an option agreement with Dr. Leonard Malis under which Valley Forge was granted an option to acquire the Malis® trademark from Dr. Leonard Malis at any time over a period of five years.

On October 12, 2005, the Company exercised its option with respect to the Malis® trademark.  The Company paid the estate of Dr. Leonard Malis $159,904 in cash and the remainder in a $3,997,600 promissory note which was paid off on December 15, 2011.  The Company made two quarterly payments totaling $313,000 during the fiscal year ending July 31, 2012.

PROPOSAL 2 — APPROVAL OF AMENDMENT NO. 2 TO THE AMENDED AND RESTATED
2005 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

On October 19, 2012, the Board of Directors adopted, subject to stockholder approval, Amendment No. 2 (“Amendment No. 2”) to the Amended and Restated Synergetics USA, Inc. 2005 Non-Employee Directors’ Stock Option Plan. If adopted by the stockholders, Amendment No. 2 would increase the number of shares authorized for issuance under the 2005 Directors’ Plan from 400,000 to 700,000.

The 2005 Directors’ Plan enhances the flexibility of our Board of Directors in granting stock options to the non-employee directors of the Board and ensures that the Company can continue to grant stock options to such persons at levels determined appropriate by the Board based on comparable Company and other market data. The Company believes that stock options are a critical component of the compensation package offered to non-employee directors and are important tools in the Company’s ability to attract and retain talented and experienced non-employee directors. The Company further believes that the granting of stock options to non-employee directors links the personal interests of such non-employee directors with the Company’s stockholders.

A copy of Amendment No. 2 is attached as Appendix A to this proxy statement. The following summary of the material terms of the 2005 Directors’ Plan, as amended by Amendment No. 2, is qualified in its entirety by reference to the full text of the 2005 Directors’ Plan, as amended.

Administration

The 2005 Directors’ Plan is administered by the Board of Directors. Except for automatic grants of stock options, the Board, or a committee appointed by the Board, has the exclusive authority and sole discretion to administer the 2005 Directors’ Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, subject to the limitations set forth in the 2005 Directors’ Plan.

Eligibility

Persons eligible to participate in the 2005 Directors’ Plan include all directors of the Company who are not either employees of the Company or any of its subsidiaries or members of the immediate family of an employee or director of the Company or any of its subsidiaries. As of the Record Date, there were six non-employee directors of the Company.

Number of Shares Subject to the 2005 Directors’ Plan

The maximum number of shares of the Company’s Common Stock that may be issued under the 2005 Directors’ Plan is currently 400,000. If Amendment No. 2 is approved by the stockholders, the maximum number of shares authorized for issuance under the 2005 Directors’ Plan will be increased to 700,000. As of November 6, 2012, the market value of a share of the Company’s Common Stock was $4.59.

Stock Option Grants

Under the 2005 Directors’ Plan, a non-employee director is entitled to two types of automatic grants, as well as discretionary grants by the Board of Directors or a committee appointed by the Board.

The first type of automatic grant is an initial option grant to the Company’s non-employee directors the next business day after their initial election or appointment to the Company’s Board of Directors. These initial grants are options to purchase 10,000 shares of Common Stock, have a term of 10 years and are immediately vested and exercisable with an exercise price equal to the fair market value of a share of the Company’s Common Stock on the date of grant. The unexercised options will be exercisable for two years after a non-employee director ceases to be a director.

The second type of automatic option grant is the annual option grant to each non-employee director on the first business day following the annual meeting of the Company’s stockholders at which the non-employee director is re-elected or continues to serve as a director of the Company. The annual meeting grants are options to purchase 10,000 shares of Common Stock, have a term of 10 years and vest pro-ratably over the next 12 months. The exercise price is equal to the fair market value of a share of the Company’s Common Stock on the date of grant. The unexercised options will be exercisable for two years after a non-employee ceases to be a director with certain exceptions.

The 2005 Directors’ Plan also provides for the discretionary grant of options to non-employee directors.

The grant of an option to a non-employee director under the 2005 Directors’ Plan will not produce any taxable income to the director, and the Company will not be entitled to a deduction at that time. On the date the option is exercised, the director will recognize ordinary income equal to the difference between the fair market value of the Company’s Common Stock on the date of exercise and the exercise price. The Company will be entitled to a corresponding deduction in the same amount and in the same year in which the director recognizes income.

Transferability

Stock options granted pursuant to the 2005 Directors’ Plan are transferable by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order. The Board may, in its discretion, provide that stock options granted to a non-employee director may be transferred, in whole or in part, to one or more transferees provided that (i) any such transfer must be without consideration; (ii) each transferee must be a member of the non-employee director’s immediate family or a trust, family limited partnership or other estate planning vehicle established for the exclusive benefit of one or more members of the non-employee director’s family; and (iii) such transfer must be specifically approved by the Board.

Amendment and Termination

The Board of Directors may terminate, amend or modify the 2005 Directors’ Plan at any time. However, stockholder approval is required for any amendment to the extent necessary or desirable to comply with any applicable law, regulation or stock exchange rule.

Unless otherwise terminated earlier by the Board of Directors, the 2005 Directors’ Plan shall terminate on May 31, 2015, ten years after the effective date.

New Plan Benefits

Under the terms of the 2005 Directors’ Plan, each of the non-employee directors who are re-elected or continue service as a director will receive an automatic grant of an option to purchase 10,000 shares of Common Stock on the first business day following the 2012 Annual Meeting.  The following table discloses the annual grants of options to purchase Common Stock that will be received by the non-employee directors pursuant to the 2005 Directors’ Plan, as amended:

Name and Position	Dollar Value ($)	Number of Units
David M. Hable, President and Chief Executive Officer	0	0
Pamela G. Boone, Executive Vice President and Chief Financial Officer	0	0
Jerry L. Malis, Executive Vice President and Chief Scientific Officer	0	0
Jason J. Stroisch, Vice President of Marketing and Technology	0	0
Michael R. Fanning, Vice President of Domestic Sales	0	0
Kurt W. Gampp, Jr., former Executive Vice President and Chief Operating Officer1	0	0
Executive Group	0	0
Non-Executive Director Group2	0	60,000
Non-Executive Officer Employee Group	0	0

(1)	Mr. Gampp resigned as the Company’s Executive Vice President and Chief Operating Officer effective as of May 4, 2012.
(2)	Includes Mr. Cardinale, Mr. Dick, Mr. Guarch, Ms. Hinshaw, Mr. Thomas and Ms. Williams.

No Company employees and no associate of a current director, executive officer or director nominee will receive options pursuant to the 2005 Directors’ Plan, as amended by Amendment No. 2 if approved by stockholders, as only non-employee directors are eligible to receive option grants pursuant to the 2005 Directors’ Plan.  If Amendment No. 2 is approved by the stockholders, each director nominee will receive an option to purchase 10,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, as each of the director nominees are Independent Directors.  Messrs. Cardinale, Guarch or Thomas will receive options pursuant to the 2005 Directors’ Plan following the 2012 Annual Meeting, as these Independent Directors will continue to serve on the Company’s Board in 2013.

Equity Compensation Plan Information

The following table summarizes information regarding our equity compensation plans in effect as of July 31, 2012:

Number of Securities
Available for Future
Issuance
Under Equity
	Number of Securities	Weighted Average	Compensation Plans
	to be Issued Upon Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in the First
Plan Category	Warrants and Rights	Warrants and Rights	Column)

Equity Compensation Plans Approved By Security Holders	679,745	$3.80	299,440
Equity Compensation Plans Not Approved By Security Holders	—	—	—
Total	679,745	$3.80	299,440

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF AMENDMENT
NO. 2 TO THE 2005 DIRECTORS’ PLAN

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has designed and implemented executive compensation programs that are intended to reflect the accomplishment of corporate and individual objectives and assist the Company in attracting, motivating and retaining superior talent.  Accordingly, the total direct compensation of our named executive officers consisted of a mix of base salary, annual cash bonuses and long-term incentive awards consisting of stock options and restricted stock.

Detailed information about the compensation of our named executive officers is provided in the “Executive Compensation” section of this proxy statement which includes the “Compensation Discussion and Analysis,” compensation tables and narrative discussion.

While this vote is advisory, and not binding on our Company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the remainder of fiscal 2013 and beyond.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 4 — ADVISORY VOTE ON FREQUENCY OF
EXECUTIVE COMPENSATION ADVISORY VOTES

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining.

After careful consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation every three years is appropriate for the Company and its stockholders at this time.

As an advisory vote, this proposal is non-binding and will not overrule any decision by the Board or require the Board to take any action.  However, the Board and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future decisions for the frequency in which stockholders may vote on executive compensation.

THE BOARD RECOMMENDS A VOTE FOR EVERY THREE YEARS AS THE FREQUENCY FOR THE COMPANY’S EXECUTIVE COMPENSATION ADVISORY VOTE.

PROPOSAL 5 — RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of UHY LLP (“UHY”) acts as our independent registered public accounting firm. UHY LLP personnel work under the direct control of UHY LLP partners and are leased from wholly-owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure.

The following table shows fees billed for professional services rendered by UHY for fiscal 2012 and fiscal 2011:

	Fiscal Year Ended July 31, 2012	Fiscal Year Ended July 31, 2011
Audit Fees(1)	$355,314	$320,856
Audit-Related Fees(2)	$16,726	$10,775
Total	$372,040	$331,631

(1)
Audit Fees for the fiscal years ended July 31, 2012 and 2011 represent fees for services for the audit of the consolidated financial statements, the review of the quarterly financial statements and consultation concerning financial accounting and reporting standards.

(2)	Audit-Related Fees for the fiscal years ended July 31, 2012 and 2011 represent fees for services for the audit of the Synergetics, Inc. Incentive Savings Plan.

Pursuant to the Audit Committee’s charter, all audit and permissible non-audit services provided by the independent registered public accounting firm must be pre-approved. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of service. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the policies set forth in the Audit Committee charter. Consistent with the Audit Committee’s policy, all audit and permissible non-audit services provided by UHY during the fiscal years ended July 31, 2012 and 2011 were pre-approved by the Audit Committee.

In considering the nature of the services provided by the independent registered public accounting firm for the fiscal year ended July 31, 2012, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accounting firm and management for the fiscal year ended July 31, 2012 to determine that they are permitted under the rules and regulations concerning auditors’ independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as rules of the American Institute of Certified Public Accountants.

UHY acted as the Company’s independent registered public accounting firm for all of the 2012 fiscal year. The Audit Committee selected UHY to act as the Company’s independent registered public accounting firm for the 2013 fiscal year. UHY representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Company is asking its stockholders to ratify the selection of UHY as the Company’s independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of UHY to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended July 31, 2012, including a discussion of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

In addition, the Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has reviewed and discussed with management and UHY LLP management’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2012, filed with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Juanita H. Hinshaw (Chairperson)
Lawrence C. Cardinale
Robert H. Dick
Guy R. Guarch

OTHER MATTERS

Management does not know of any other business that may be considered at the Annual Meeting. However, if any matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by electronic mail, personal interview, telephone, telegram and telefax by the directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

ANNUAL REPORT ON FORM 10-K

Along with mailing the proxy materials, we have included a copy of our Annual Report on Form 10-K for the fiscal year ended July 31, 2012. We will provide stockholders with additional copies of our Annual Report on Form 10-K for the fiscal year ended July 31, 2012, without charge, upon written request to Pamela G. Boone, Secretary, Synergetics USA, Inc., 3845 Corporate Centre Drive, O’Fallon, Missouri 63368.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with accountholders who are stockholders will be householding our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be householding communications to your address, householding will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their broker or, if a stockholder is a direct holder of shares of our Common Stock, they should submit a written request to our transfer agent, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

To delist yourself from householding in the future you may write the Company at 3845 Corporate Centre Drive, O’Fallon, Missouri 63368, Attention: Pamela G. Boone or call (636) 939-5100. Upon written or oral request directed to the Company at the address or phone number listed above, we will deliver promptly a separate copy of the proxy materials.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals submitted for inclusion in the proxy statement and form of proxy for the 2013 Annual Meeting of Stockholders must be received at the corporate offices of the Company, addressed to the attention of Ms. Pamela G. Boone, Secretary, Synergetics USA, Inc. no later than July 15, 2013.  The proposals must comply with the rules of the SEC relating to stockholder proposals. The Company’s Bylaws provide that no business may be brought before an annual meeting unless specified in the notice of meeting, brought before the meeting by or at the direction of the Board of Directors, or otherwise brought by a stockholder who has delivered notice to the Company (containing certain information specified in the Bylaws) not less than 60 or more than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, for the 2013 Annual Meeting of Stockholders, such notice must be delivered no earlier than September 14, 2013 and no later than October 14, 2013. A copy of the full text of these Bylaw provisions may be obtained by writing to the Secretary at the address indicated above.

By Order of the Board of Directors,

PAMELA G. BOONE
Secretary

November 14, 2012

APPENDIX A

AMENDMENT NO. 2 TO AMENDED AND RESTATED SYNERGETICS USA, INC.
2005 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

RECITALS

WHEREAS, the Board of Directors and stockholders of Synergetics USA, Inc. (the “Company”) previously approved the Amended and Restated Synergetics USA, Inc. 2005 Non-Employee Directors’ Stock Option Plan (the “Plan”) and Amendment No. 1 to the Plan;

WHEREAS, the Board of Directors is authorized to administer and amend the Plan, subject to stockholder approval as may be required pursuant to rules of the national securities exchange on which the Company’s common stock is listed;

WHEREAS, the Board of Directors desires to further amend the Plan, effective as of October 19, 2012.

NOW, THEREFORE, effective as of October 19, 2012, the Plan is amended as follows:

AMENDMENT

1.	Section 3 of the Plan shall be amended to read in its entirety as follows:

3.           Shares and Options. The maximum number of Shares to be issued pursuant to Options under this Plan shall be seven hundred thousand (700,000) Shares.  Shares issued pursuant to Options granted under this Plan may be issued from Shares held in the Company’s treasury or from authorized and unissued Shares.  If any Option granted under this Plan shall terminate, expire or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares.  Any Option granted hereunder shall be a Nonstautory Stock Option.

IN WITNESS WHEREOF, this Amendment No. 2 was duly adopted by the Board of Directors of the Company as of October 19, 2012.

Executed this 19th day of October, 2012.

By:
Pamela G. Boone, Secretary

SYNERGETICS USA, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
SYNERGETICS USA, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 13, 2012

The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby appoints Pamela G. Boone and Peter T. Rasche, and each of them, with full power of substitution, as the undersigned’s proxies and attorneys-in-fact to vote at the Annual Meeting of Stockholders of Synergetics USA, Inc. (the “Company”) to be held on December 13, 2012 (the “Annual Meeting”), or at any adjournment thereof, all shares of voting stock of the Company which the undersigned may be entitled to vote.  The above proxies are hereby instructed to vote as shown on the reverse of this card and in their discretion upon such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

SYNERGETICS USA, INC.

December 13, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=06536

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES FOR ELECTION AS DIRECTOR, “FOR” PROPOSALS 2, 3 AND 5, AND “3 YEARS” FOR PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.   ☐

			2.	Approval of Amendment No. 2 to the Amended and Restated Synergetics USA, Inc. 2005 Non-Employee Directors’ Stock Option Plan
1.	Election of Directors:				☐	☐	☐
		Nominees:			FOR	AGAINST	ABSTAIN

☐	FOR all Nominees	○ Robert H. Dick (2-year term)	3.	Advisory (non-binding) approval of the compensation of the Company’s named executive officers
		○ Juanita H. Hinshaw (3-year term)			☐	☐	☐
		○ Patricia S. Williams (3-year term)			FOR	AGAINST	ABSTAIN

☐	Withhold authority		4.	Advisory (non-binding) approval of the frequency of executive compensation advisory votes
FOR all Nominees

☐	FOR all Except			☐	☐	☐	☐
	(See instructions below)			1 YEAR	2 YEARS	3 YEARS	4 YEARS

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR all Except” and fill in the circle next to each nominee you wish to withhold, as shown here			5.	Ratification of the appointment of UHY LLP as independent registered public accounting firm

					☐	☐	☐

To change the address on your account, please check the box at the right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐
					FOR	AGAINST	ABSTAIN

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:   Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.